UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 13, 2004

FIRST CHESAPEAKE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

VIRGINIA	0-21912	54-1624428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 YAMATO ROAD, SUITE 100

BOCA RATON, FLORIDA 33431

(Address of principal executive offices)

(561) 981-1850

(Registrant’s telephone number including area code)

ITEM 1. Changes in Control of Registrant.

On May 13, 2004, the Board of Directors of First Chesapeake Financial Corporation (FCFK.PK) voted to unilaterally terminate the Securities Purchase Agreement entered into between First Chesapeake and All American Companies, Inc. (AAC), a Delaware Corporation, on July 30, 2003.

As part of the Securities Purchase Agreement, AAC was purchasing 10,000,000 new shares of First Chesapeake common stock. Under the terms of the escrow arrangement entered into as part of the Securities Purchase Agreement, a certificate for 5,400,000 shares was to be held in escrow until AAC timely obtained the release of certain personal guarantees and liens. The remaining 4,600,000 shares of stock was subject to shareholder approval of an increase in the number of shares of common stock that First Chesapeake is permitted to issue under its certificate of incorporation, an event which never occurred. On May 13, 2004, the Board of Directors of First Chesapeake voted to cancel the certificate for 5,400,000 shares of common stock issued to AAC ab initio and direct the escrow agent to return the certificate to First Chesapeake. The Board of Directors is in the process of notifying its transfer agent to cancel the certificate.

First Chesapeake is in the process of retaining an independent counsel to determine what other actions need to be taken by the Company to protect the rights of the shareholders.

On May 13, 2004, the Board was also notified that shareholders Mark Mendelson and Mark Glatz have declared that the Stock Purchase Agreement that they entered into with AAC on July 30, 2003 was in default and have instructed the escrow agent to return the shares to Mark Mendelson and Mark Glatz. Under the Stock Purchase Agreement, an aggregate of 3,674,709 shares of First Chesapeake stock was held in escrow until AAC timely obtained the release of certain personal guarantees and liens. The Company has been informed that only one payment due Mr. Mendelson and Mr. Glatz was made after August 1, 2003.

Once the 10,000,000 shares are cancelled and the 2,851,877 shares are returned to Mr. Mendelson, Mr. Mendelson will own or control 40% of the issued and outstanding shares of First Chesapeake common stock or 33.1% of the shares on a fully diluted basis. Mr. Mendelson will be the largest single shareholder of the Company’s stock. The Company anticipates that a group of shareholders led by Mr. Mendelson will control more than 50% of the Company’s common stock.

As reported in the 8-K filed with the SEC on April 28, 2004, the Company is taking the position that the debenture issued to GL Equities, LLC on January 9, 2004 has been satisfied, and that the conversion rights contained therein have been extinguished. Additionally, the Company has not yet issued 3,200,000 shares of common stock that are to be issued to Cindy Estes upon the approval of the Company’s stockholders of an increase in the number of authorized shares of the Company’s common stock. The Company is investigating this transaction.

This report contains forward-looking information including statements regarding the Company’s business outlook or future performance, anticipated profitability, revenues, expenses or other financial items. Factors that could cause actual events to differ materially from these forward-looking statements include, but are not limited to, the following: overall economic and business conditions, trends for the continued growth of the mortgage and financial services industry, the realization of anticipated revenues, profitability and cost synergies, the demand for the Company’s products and services, pricing and other competitive factors in the industry and new government regulations and/or legislative initiatives. These and other risks are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and Quarterly Report on Form 10-QSB through September 30, 2003.

ITEM 5. Other Events and Regulation FD Disclosure.

On May 17, 2004 and May 18, 2004, First Chesapeake Financial Corporation (FCFK.PK) filed Forms 12b-25 and 12b-25/A, respectively, disclosing the Company’s inability to file its Form 10-Q for the period ended March 31, 2004. The Company could not file the 10-Q within the prescribed time period because the Company is unable to complete timely its financial statements without unreasonable effort or expense. The Company also disclosed that it has not yet filed its Form 10-K for the year ended December 31, 2003.

The Company reported on the Form 12b-25 filed on March 30, 2003 that it would be unable to file its Annual Report on Form 10-K for the year ended December 31, 2003 within the prescribed time period. As reported on the Form 8-K filed on April 19, 2004, the Company exceeded the 15 day extension, yet anticipated filing its Annual Report on Form 10-K within 30 days. On May 17, 2004, the Company’s Board of Directors determined that the Company will be unable to file its Annual Report within the 30 day period disclosed in the Form 8-K filed on April 19, 2004. The Company anticipates filing its Annual Report within the next 30 days, subject to the completion of work by its auditors, Russell, Bedford, Stefanou, Mirchandani, LLP.

Investors and shareholders are advised that effective May 21, 2004, the Company’s stock is no longer eligible to be traded on the NASD OTC Electronic Bulletin Board because of its inability to timely file its Annual Report on Form 10-K for the year ended December 31, 2003.

This report contains forward-looking information including statements regarding the Company’s business outlook or future performance, anticipated profitability, revenues, expenses or other financial items. Factors that could cause actual events to differ materially from these forward-looking statements include, but are not limited to, the following: overall economic and business conditions, trends for the continued growth of the mortgage and financial services industry, the realization of anticipated revenues, profitability and cost synergies, the demand for the Company’s products and services, pricing and other competitive factors in the industry and new government regulations and/or legislative initiatives. These and other risks are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and Quarterly Report on Form 10-QSB through September 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 28, 2004	First Chesapeake Financial Corporation

/s/ Vincent L. Muratore
Vincent L. Muratore
Interim Acting President and Interim Acting CEO